BROKER AGREEMENT

Between the undersigned MNP Petroleum Corp. (**"Principal"**), a company organized and existing under the laws of Nevada, USA with registered office at Bahnhofstrasse 9, 6341 Baar, Switzerland,

ON THE ONE PART

and

Sidewinder Investment AG (**Sidewinder**), a Company organized and existing under the laws of Switzerland with registered office at c/o Claudio Calonder, Hemerholzgasse 26/Z8810 Horgen, Switzerland

ON THE OTHER PART

WHEREAS:

The company "Principal" is an oil company.

The Company is in the process of negotiating the terms of a financing (the **"Financing Facility"**) with

Sidewinder introduced Vagobel to the Company and assisted both parties in the early stages of discussing the nature and form of the Financing Facility.

Sidewinder has asserted a claim for compensation for the introduction, and the Company is willing to pay compensation therefor only on the terms and subject to the conditions set forth in this Agreement.

NOW THEREFORE THE PARTIES AGREE AS FOLLOWS:

Article 1 – PURPOSE OF THE AGREEMENT:

The Company agrees to pay the Fee (as hereinafter defined) in exchange for (i) support from Sidewinder, on an as-needed and as-requested basis, in closing and progressing the Financing Facility and (ii) a release from Sidewinder as provided below.

Nothing in this agreement authorizes Sidewinder to act as an agent of or for the Company. Sidewinder acknowledges that it does not have, and that it will not hereafter have, any right to prepare, negotiate or sign contracts under the name of the Company or to bind the Company to any act or agreement.

BROKER AGREEMENT

This Agreement is made up "intuit personae" and can in no way whatsoever be transferred to any third party whomsoever without prior written authorization, from the Company and reciprocally.

ARTICLE 2 – CONDITIONS OF PERFORMING THE MANDATE

1. **Confidentially**:

Sidewinder and the Company will observe strict secrecy concerning this Agreement and any communications in respect of it or the Financing Facility or the parties to the Financing Facility. Sidewinder will sign a Confidentiality Agreement in the form provided by The Company.

2. **Compliance With Law**:

The execution and delivery of this agreement and the performance by each of the parties hereto of its respective obligations hereunder, will not conflict with, violate, or result in a breach of its constating documents, any material provision of any agreement or other document to which it is party and which is material to it, or any provincial, state, federal or local ordinance, statute or other law to which it is bound or subject.

This Agreement, and the payment of any fees provided for in this Agreement, is subject in every respect to the approval of the TSX Venture Stock Exchange.

ARTICLE 3 – FEE AND PAYMENT

Upon completion of the Financing Facility, the Company shall pay to Sidewinder a fee (the "Fee") in cash in an amount equal to two and one-half percent (2.5%) of the gross proceeds received by the Company, as and when those proceeds are received by the Company. For clarity, if the Financing Facility is completed in more than one stage or tranche, Sidewinder shall only earn and be entitled to receive such portion of the Fee as is equal to two and one-half percent (2.5%) of the gross proceeds received by the Company in the tranche or stage that completes.

ARTICLE 4 - EXPENSES :

Both Parties carry their own costs.

ARTICLE 5- TERM OF THE AGREEMENT:

This Agreement shall have effect from the time of both parties signing and shall continue to be in force until the earlier of (a) completion of the Financing Facility or the termination of negotiations therefor or (b) January 31, 2015.

ARTICLE 6 – GOVERNING LAW / JURISDICTION:

This Agreement shall be governed by and interpreted in accordance with Swiss Law. Any dispute arising out of or relating to this Agreement, including any question regarding its existence, validity or termination which cannot be amicably resolved by the Parties shall be settled by arbitration in accordance with the Swiss Rules of Arbitration of the Swiss Chamber of Commerce in force on the date when the Notice of Arbitration is submitted in accordance with these Rules:

(a) The number of arbitrators shall be three.

(b) The seat of the arbitration shall be in Zug, Switzerland.

(c) The arbitral proceedings shall be conducted in English language.

ARTICLE 7 – NOTICES:

If to Sidewinder:

Sidewinder Investment AG
Hemerholzgasse 26
8810 Horgen, Switzerland

Attn.: Mr. Christoph Hugi

Email: chugi@sidewinderfunds.ch

If to the Company:

MNP Petroleum Corp,
Bahnhofstrasse 9, CH-6341 Baar, Switzerland;

Attn.: Mr. Heinz Scholz and/or Mr. Peter-Mark Vogel

Phone No.: +41-44-718 1030

Email: hjs@mnppetroleum.com; mvogel@mnppetroleum.com

The above contact persons may be changed upon written notice to the respective other Party.

ARTICLE 8 – MISCELLANEOUS:

In consideration of the Company entering into this Agreement and agreeing to payment of the Fee, and for other good and valuable consideration the receipt and sufficiency of which is

hereby acknowledged, Sidewinder, for itself and its successors and assigns, does hereby remise, release and forever discharge the Company, its agents, directors, officers, advisors, servants, successors and assigns of and from any and all manner of actions, causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, claims, demands, damages, costs, expenses and all other legal obligations and compensation of whatsoever kind and howsoever arising and whether known or unknown, suspected or unsuspected, which it ever had or now has, or which its agents, servants, successors and assigns hereafter can, shall or may have, including, by way of example and not in limitation, those arising in consequence of the Financing Facility.

Sidewinder represents and warrants to the Company that no other person participated in the introduction of the Company to the Financing Facility and to Vagobel and that no other person is entitled to compensation for that introduction. The Company has agreed to pay the Fee to Sidewinder in reliance on this representation and warranty and Sidewinder hereby indemnifies the Company against, and agrees to hold the Company harmless from, any and all actions, causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, claims, demands, damages, costs, expenses and all other legal obligations and compensation of whatsoever kind and howsoever arising and whether known or unknown, suspected or unsuspected, made by any third party against the Company for compensation of any kind (including any reimbursement) arising in consequence of the Financing Facility or the introduction of the Company to Vagobel.

This Agreement represents the entire agreement between the Parties and replaces any other agreements (verbal or otherwise). This Agreement may be executed in counterpart and such counterparts together shall constitute a single instrument. Delivery of an executed counterpart of this Agreement by electronic means, including by facsimile transmission or by electronic delivery in portable document format (".pdf"), shall be equally effective as delivery of a manually executed counterpart hereof. The Parties acknowledge and agree that in any legal proceedings between them respecting or in any way relating to this Agreement, each waives the right to raise any defense based on the execution hereof in counterparts or the delivery of such executed counterparts by electronic means.

IN AGREEMENT, the Parties sign duplicate originals of this Agreement.

Baar, September 26, 2014

MNP Petroleum Corp.	Sidewinder Investment AG
/s/ Heinz J. Scholz	/s/ Claudio Calonder
Name: Heinz J. Scholz	Name: Claudio Calonder
Title: Chairman	Title: Managing Partner

BROKER AGREEMENT

/s/ Peter-Mark Vogel

Name: Peter-Mark Vogel

Title: CFO